CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-40282 on Form S-8 of Ensco plc, dated May 2, 1991, as amended by post-effective amendment No. 2 dated May 22, 2012, of our report dated June 15, 2018, with respect to the statements of net assets available for benefits of the Ensco Savings Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental information of Form 5500, Schedule H, Line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of the Ensco Savings Plan for the year ended December 31, 2017.

/s/ Whitley Penn LLP

Houston, Texas
June 15, 2018